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                                                                    Exhibit 5(g)

                                  AMENDMENT TO

                              JANUS ADVISER SERIES

                   AMENDED AND RESTATED DISTRIBUTION AGREEMENT



         THIS AMENDMENT is made this 14th day of June, 2006, between JANUS ADVISER SERIES, a statutory trust organized and existing under the laws of the State of Delaware ("the Trust"), on behalf of the Class A Shares, Class C Shares, Class I Shares, Class R Shares and Class S Shares (each, a "Class") of each of its portfolios (except that Janus Adviser Money Market Fund is not authorized to issue Class R Shares or Class I Shares), whether now existing or hereafter created (each a "Fund" or collectively the "Funds"), and JANUS DISTRIBUTORS LLC, a limited liability company organized and existing under the laws of the State of Delaware (the "Distributor").

                               WITNESSETH

         WHEREAS, the Trust and the Distributor are parties to an Amended and Restated Distribution Agreement dated November 28, 2005 (the "Agreement");

         WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

         WHEREAS, pursuant to Section 15 of the Agreement, the Agreement may be amended in writing signed by each party against which enforcement of the change, waiver, discharge, or termination is sought;

         WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

         WHEREAS, the effective date of the termination of the Agreement has been changed to February 1, 2007;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

         1. Section 14 of the Agreement shall be deleted in its entirety and replaced with the following:

         "14. Duration and Termination of this Agreement. This Agreement shall become effective as of the date first written above and unless terminated as provided herein, shall remain in effect through February 1, 2007, and from year to year thereafter with respect to each Class of Shares of each Fund, but only so long as such continuance is specifically approved at least annually

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         (a) by a vote of a majority of the Trustees who are not parties to this
         Agreement or interested persons of any such party, voting in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of either a majority of the Trustees or a majority of the outstanding voting securities of the respective Class of Shares. If the continuance of this Agreement is not approved as to a Class of Shares of a Fund or a Fund as a whole, the Distributor may continue to render to that Class of Shares or Fund the services described herein in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder, and this Agreement shall continue with respect to a Class of Shares of the Funds, or those Funds as a whole that have approved its continuance. This Agreement may be terminated with respect to a Class of Shares of a Fund or a Fund as a whole, without the payment of any penalty, on 60 days' written notice, (a) by a vote of a majority of the Trustees or by a vote of a majority of the outstanding voting securities of such Class of Shares of the Fund or of the Fund, and (b) in the case of the Class A Shares, Class C Shares, Class S Shares, Class I Shares or Class R Shares of a Fund, by a vote of a majority of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Distribution and Shareholder Servicing Plan for such Shares or in any agreements related to such Distribution and Shareholder Servicing Plan, or (c) by the Distributor. Without prejudice to any other remedies of the Trust, the Trust may terminate this Agreement at any time immediately on written notice in the event of the Distributor's failure to fulfill any of its obligations hereunder, including the termination or suspension of any of the Registrations. This Agreement will automatically terminate in the event of its assignment.

         In interpreting the provisions of this Paragraph 14, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment," and "majority of the outstanding voting securities") shall be applied."

         2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

         3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.



                                             JANUS DISTRIBUTORS LLC



                                             By: /s/ David R. Martin
                                                 -------------------------------
                                                 David R. Martin
                                                 Executive Vice President and
                                                 Chief Financial Officer



                                             JANUS ADVISER SERIES


                                             By: /s/ Stephanie Grauerholz-Lofton
                                                 -------------------------------
                                                 Stephanie Grauerholz-Lofton
                                                 Vice President and Secretary